Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Rice Midstream Partners LP for the registration of Common Units Representing Limited Partner Interests and to the incorporation by reference therein of our report dated February 25, 2016, with respect to the consolidated financial statements of Rice Midstream Partners LP, included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

December 13, 2016